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                        UNITED STATES               OMB APPROVAL
             SECURITIES AND EXCHANGE COMMISSION     OMB NUMBER: 3235-0058
                    Washington, D.C. 20549          Expires: May 31, 1997
                                                    Estimated average burden
                         FORM 12b-25                hours per response....2.50


                                                    SEC File Number 0-26866


                                                    CUSIP Number    835692 10 4


                          NOTIFICATION OF LATE FILING

(Check One):
[X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

    For Period Ended: December 31, 1996

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended:
                                     -----------------------------------------

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

SONUS PHARMACEUTICALS, INC.
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Full Name of Registrant


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Former Name if Applicable


22026 20th Avenue, S.E., Suite 102
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Address of Principal Executive Office (Street and Number)


Bothell, Washington 98021
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City, State and Zip Code


PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X]        (a)     The reasons described in reasonable detail in Part
                            III of this form could not be eliminated without unreasonable effort or expense;

         [X]        (b)     The subject annual report, semi-annual report,
                            transition report on Form 10-K, Form 20-K,
                            11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]        (c)     The accountant's statement or other exhibit required
                            by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR or the transition report portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)


(See Attached Summary)
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

               Gregory Sessler                      (206) 487-9500
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                   (Name)                   (Area Code + Telephone Number)

(2)     Have all other period reports required
        under Section 13 or 15(d) of the Securities
        Exchange Act of 1934 or Section 30 of
        the Investment Company Act of 1940 during
        the preceding 12 months (or for such              [X] Yes   [ ] No
        shorter period that the registrant was
        required to file such reports) been filed?
        If the answer is no, identify report(s).

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(3)     Is it anticipated that any significant change
        in results of operations from the
        corresponding period for the last fiscal year     [ ] Yes   [X] No
        will be reflected by the earnings statements to be included in the subject report or portion thereof:

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          SONUS PHARMACEUTICALS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    April 30, 1997                 By:   /s/ Gregory Sessler
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                                              Gregory Sessler, Chief Financial
                                              Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                   ATTENTION
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   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001)
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission Files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.





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FORM 12b-25

SONUS PHARMACEUTICALS, INC.
    (SUPPLEMENT)

PART III - NARRATIVE SUMMARY

        The Amendment to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 could not be filed within the prescribed time period because the Company was unable, without unreasonable effort or expense, to prepare and file the required information to be incorporated by reference from the Company's Proxy Statement relating to its Annual Meeting of Stockholders.